FIRST AMENDMENT TO LOAN AGREEMENT


     THIS FIRST AMENDMENT (this "Amendment"), dated as of July 15, 2004, is made between VILLAGE SUPER MARKET, INC., a New Jersey corporation, as borrower (the "Borrower"), and WACHOVIA BANK, NATIONAL ASSOCIATION, a National Banking Association, as lender (formerly known as First Union National Bank, the "Lender").

                             RECITALS

     A. Reference is made to the Loan Agreement, dated as of September 16, 1999 (the "Loan Agreement"), between the Borrower and the Lender, pursuant to which Lender made available to Borrower the Revolving Loan (as defined in the Loan Agreement).

     B. The Borrower has requested (i) an increase of the maximum amount available under the Revolving Loan from $15,000,000 to $20,000,000, (ii) an extension of the Maturity Date of the Revolving Loan to September 16, 2007,
(iii) modifications of certain financial covenants set forth in the Loan Agreement and (iv) certain other modifications to the terms and conditions of the Loan Agreement, as specified herein.

     C. The Lender is amenable to said modifications in accordance with, and subject to, the terms and conditions of this Amendment.

     NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:


     Section 1. Definitions

     All capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Loan Agreement.


     Section 2. Acknowledgment of Revolving Loan and Waiver.

     The Borrower acknowledges and agrees that the Revolving Loan is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms of the Loan Documents, and that there are no claims, set-offs or defenses to the payment thereof.


     Section 3. Amendment to the Loan Agreement.

          (a) References in the following Sections of the Loan Agreement to "$15,000,000" shall be deleted and replaced by references to "$20,000,000": the defined term "Commitment" in Section 1.1 of the Loan Agreement;
Section 2.1 of the Loan Agreement; and Section 2.2 of the Loan Agreement.

          (b) The defined term "Maturity Date" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

             ""Maturity Date" means September 16, 2007; subject, however to extension as provided in Section 3.6 hereof."

          (c) The defined term "Net Income" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

             ""Net Income" means net income (excluding (i) any extraordinary items, (ii) non-cash gains, and (iii) non-cash losses, including impairment charges) for the Companies calculated on a consolidated basis in accordance with GAAP."

          (d) Clause (e) of the defined term "Permitted Encumbrance(s)" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

             "(e) [INTENTIONALLY OMITTED];"

          (e) The defined term "Ratio of EBITDAR to Interest Plus Rent" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

             "Ratio of EBITDAR to Interest Plus Rent" means, for the four (4) most recently completed Fiscal Quarters preceding the date of determination, the sum of earnings before interest, taxes, depreciation, amortization and Rent, excluding (i) any extraordinary items, (ii) non-cash gains, (iii) non-cash losses, including impairment charges, (iv) LIFO provisions and (v) non-cash compensation in the form of stock or stock options, divided by the sum of the aggregate amount of its interest expense accruing with respect to any and all of its indebtedness plus the aggregate amount of its Rent.

          (f) The defined term "Ratio of Funded Debt Plus 8* Rent to EBITDAR" set forth in Section 1.1 of the Loan Agreement shall be deleted in its entirety and replaced by the following language:

             ""Ratio of EBITDAR to Interest Plus Rent/CPLTD/CPCL" means, for the four (4) most recently completed Fiscal Quarters preceding the date of determination, the sum of earnings before interest, taxes, depreciation, amortization and Rent, excluding (i) any extraordinary items, (ii) non-cash gains, (iii) non-cash losses, including impairment charges, (iv) LIFO provisions and (v) non-cash compensation in the form of stock or stock options, divided by the sum of the aggregate amount of its interest expense accruing with respect to any and all of its indebtedness plus the aggregate amount of its Rent plus the current portion of its long-term debt plus the current portion of its Capital Leases."

          (g) The defined term "Rent" set forth in Section 1.1 of the Loan Agreement shall be amended and restated to read as follows:

             ""Rent" means the minimum amount of rental and other obligations actually due and payable during the relevant period by any of the Companies as lessee under all leases of real property, excluding any amounts required to be paid by the lessee (whether or not therein designated as rent or additional rent) (a) that are on account of maintenance and repairs, insurance, taxes, assessments and similar charges or (b) that are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee."

          (h) There shall be added to Section 1.1 of the Loan Agreement the following new defined term in its appropriate alphabetical location:

             "Total Liabilities" means all liabilities of Borrower, determined in accordance with GAAP.

          (i) Section 2.6 of the Loan Agreement shall be amended and restated to read as follows:

             "2.6 [INTENTIONALLY OMITTED]."

          (j) Section 2.9 of the Loan Agreement shall be amended and restated to read as follows:

             "2.9. Use of Proceeds. The proceeds of any advances under the Revolving Loan will be used by the Borrower to fund general working capital and corporate purposes of the Companies or for any other purpose."

          (k) Section 6.10 of the Loan Agreement shall be amended and restated to read as follows:

             "6.10 [INTENTIONALLY OMITTED]."

          (l) Section 6.11 of the Loan Agreement shall amended and restated to read as follows:

             "6.11 [INTENTIONALLY OMITTED]."

          (m) Section 6.12 of the Loan Agreement shall be amended and restated to read as follows:

             "6.12 Ratio of EBITDAR to Interest Plus Rent/CPLTD/CPCL.
             As to the Companies, on a consolidated basis, maintain a Ratio of EBITDAR to Interest Plus Rent/CPLTD/CPCL of not less than
             1.20 to 1.00, measured as of the end of each Fiscal Year and Fiscal Quarter on a rolling four quarters basis."

          (n) Section 6.13 of the Loan Agreement shall be amended and restated to read as follows:

             "6.13 [INTENTIONALLY OMITTED]."

          (o) A new Section 6.22 shall be added to the Loan Agreement to read as follows:

             "6.22 Ratio of Total Liabilities to Tangible Net Worth. Borrower shall at all times maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 2.00 to 1.00, which shall be calculated at the end of each Fiscal Year and on the last day of each Fiscal Quarter."

          (p) A new Section 6.23 shall be added to the Loan Agreement to read as follows:

             "6.23 Prohibition Against Losses. Borrower shall at all times maintain a positive Net Income, which shall be calculated at the end of each Fiscal Year.

          (q) Section 7.5 of the Loan Agreement shall be amended and restated to read as follows:

             "7.5 [INTENTIONALLY OMITTED]."

          (r) Section 7.8(F) of the Loan Agreement shall be amended and restated to read as follows:

             "(F) investments in Wakefern stock and/or InsuRite stock;"

          (s) Section 7.8(H) of the Loan Agreement shall be amended and restated to read as follows:

             "(H) repurchases of common stock of the Borrower;"

          (t) Section 7.8(I) of the Loan Agreement shall be amended and restated to read as follows:

             "(I) deposits of cash with or acceptance of notes due from Wakefern made or done pursuant to the terms and provisions of any co-operative agreement between Borrower and Wakefern; or"

          (u) A new Section 7.8(J) shall be added to the Loan Agreement to read as follows:

             "(J) investments maintained with and arranged by Lender in connection with cash management services provided to Borrower by Lender."


     Section 4. Conditions Precedent. The agreement of the Lender to amend the Loan Agreement as set forth herein is subject to the conditions precedent that, on or before the date hereof, the Lender shall have received the following, each in form and substance satisfactory to the Lender:

          (a) this Amendment, duly executed and delivered by the Borrower;

          (b) an Amended and Restated Revolving Note made by Borrower in favor of Lender in the aggregate principal amount of $20,000,000, substantially in the form attached hereto as EXHIBIT "A", duly executed and delivered by the Borrower;

          (c) payment in full to Lender of a loan processing fee in connection with this Amendment in the amount of $25,000;

          (d) payment in full of all fees and expenses incurred by the Lender's outside counsel for legal services rendered in connection with this Amendment; and

          (e) such other documents and information as the Lender may reasonably request.


     Section 5. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower makes the following representations and warranties to the Lender, which shall survive the execution and delivery hereof:

          (a) The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it, and this Amendment and the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (b) No Event of Default has occurred and is continuing under the Loan Agreement, and no event has occurred that, with notice, lapse of time or both, would constitute such an Event of Default; and

          (c) The representations and warranties set forth in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects.


     Section 6. Effect of Amendment; No Novation. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lender under the Loan Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. All references to the Loan Agreement in any Loan Document or other instrument, agreement or document shall hereafter be deemed to refer to the Loan Agreement as amended by this Amendment. This Amendment is given as a modification of the Borrower's obligations under the Loan Agreement and is not given in substitution therefor or extinguishment thereof and is not intended to be a novation.


     Section 7. Waiver of Claims and Defenses; Release. The Borrower agrees that, as of the date hereof, it has no claim, counterclaim, cause of action or defense of any kind by way of setoff or otherwise (i) to the payment and satisfaction in full of the Revolving Loan, (ii) in connection with any provisions of the Loan Agreement and the other Loan Documents and (iii) in connection with any and all acts or omissions of the Bank in administering the amounts outstanding under the Loan Documents or otherwise. The foregoing notwithstanding, to the extent that any such claim or defense may or does exist as of the date hereof, the Borrower waives and releases any and all such claims, counterclaims, causes of action and defenses.


     Section 8. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to an amendment of the Loan Agreement pertaining to the subject matter hereof, and it supersedes and replaces all prior and contemporaneous agreements, discussions and understandings (whether written or oral) with respect to such amendment.


     Section 9. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


     Section 10. Governing Law. This Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.


     Section 11. Execution Certification. This Amendment has been executed by the Borrower and delivered to the Lender in the State of New Jersey.


     Section 12. Patriot Act Notice. To help the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this Section, account shall be understood to include loan accounts.



                       [SIGNATURE PAGE TO FOLLOW]


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                                           BORROWER
                                           VILLAGE SUPER MARKET, INC.,
ATTEST:                                    a New Jersey Corporation
By:__________________                      By: ____________________
Name: _______________                      Name: __________________
Title:  _____________                      Title: _________________


                                           LENDER
                                           WACHOVIA BANK, NATIONAL
                                           ASSOCIATION, f/k/a as First Union
                                           National Bank
                                           By: ____________________
                                           Name: __________________
                                           Title: _________________



                             EXHIBIT A